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                                                                 Exhibit 21

                              List of Subsidiaries
                              --------------------


Name                                             Jurisdiction of Incorporation
----                                             -----------------------------

BioSepra Inc. (64% owned subsidiary of
                   Sepracor)                     Delaware

ChiRex Inc. (32% owned subsidiary of
                 Sepracor)                       Delaware

HemaSure Inc. (37% owned subsidiary of
                   Sepracor)                     Delaware

Sepracor Canada Holdings, Inc.                   Delaware

Sepracor Canada Limited (100% owned subsidiary
             of Sepracor Canada Holdings, Inc.)  Canada

Sepracor Securities Corporation (100% owned
             subsidiary of Sepracor)             Massachusetts

Versicor Inc. (81.1% owned subsidiary of
               Sepracor)                         Delaware